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                                                                  Exhibit 10-f

                              ARVINMERITOR, INC.

                EXCERPT FROM RESOLUTIONS ADOPTED BY THE BOARD OF
                            DIRECTORS ON JULY 6, 2000

-     DEFERRAL ARRANGEMENTS FOR ANNUAL RETAINER FEE

             RESOLVED, that any Director of this Corporation may elect to defer all or any part of the retainer fees paid in cash which such Director will be entitled to receive from this Corporation for Board, Committee or other service beginning January 1 of the following year by delivering to the Secretary of this Corporation a written notice, specifying the percentage of such future fees paid in cash to be deferred and the time when, or period during which, such deferred fees shall be paid to him or her or, in the event of his or her death, to his or her estate or beneficiary; that any such election shall continue in effect for successive periods of one calendar year each so long as the Director continues as a member of the Board of Directors unless and until such Director shall elect to terminate such deferral with respect to future fees by delivering a written notice to that effect to the Secretary of this Corporation, with such termination to be effective as to fees paid on or after the January 1 next following the date of receipt by the Secretary of this Corporation of such Director's written notice of termination of deferral; that there shall be credited to the total amount deferred by each Director at the end of each calendar quarter an additional amount equal to the amount then deferred and owing multiplied by one-fourth of the annual rate for quarterly compounding that is 120% of the "applicable Federal long-term rate" determined by the Secretary of the Treasury pursuant to Section 1274(d) of the Internal Revenue Code, as amended, or any successor provision, for the last month in such calendar quarter, such additional amount to be paid at the same time and in the same proportion as the payments of the fees so deferred; that the Board of Directors may terminate any such deferral at any time and may change the period of payment of any deferred amounts or cause any deferred amounts to be paid in a lump sum regardless of a Director's instructions with respect thereto; that no deferred fees or additional amounts credited thereon may be assigned or otherwise transferred; and that deferral pursuant to this resolution shall be available in addition to or as an alternative to the election available pursuant to Section 9 of the Directors Plan; provided, however, that the total of the portions of a Director's retainer fees paid in cash deferred under that Section and under this resolution shall in no event exceed the total amount of such fees to which such Director may be entitled for any calendar year; provided, further, that any deferral election validly made by a director of Meritor for the year 2000 under the Meritor deferral arrangement for annual retainer fees and any deferral election made pursuant to this resolution within one month after the Effective Time by any other person who becomes a Director of this Corporation effective as of the Effective Time with respect to the retainer fees for the year 2000 shall be deemed to be an election made pursuant to this resolution with respect to deferrals of annual retainer fees for this Corporation; and further

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